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                                                               EXHIBIT 99.10(a)

                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 49 to Registration Statement No. 2-38613 of MFS Series Trust V, of our report dated November 2, 2000, appearing in the annual reports to shareholders of MFS Total Return Fund and MFS Research Fund for the year ended September 30, 2000, each a series of MFS Series Trust V, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP
------------------------
Deloitte & Touche LLP


Boston, Massachusetts
January 23, 2001